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                                                                      EX-99.B11

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 14 to the registration statement on Form N-1A (the "Registration Statement") of our report dated January 31, 1997, relating to the financial statements and financial highlights appearing in the December 31, 1996 Annual Report to Shareholders of Vanguard/ PRIMECAP Fund, which are also incorporated by reference into the Registration Statement. We also consent to the refer-ences to us under the headings "Financial Highlights" and "General Informa-tion" in the Prospectus and under the heading "Financial Statements" in the Statement of Additional Information.

Price Waterhouse LLP

Philadelphia, PA

April 10, 1997